ARRAKIS, INC.

3040 S. Vallejo St.

Englewood, CO 80110

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in the Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the United States Securities and Exchange Commission (the “10-K”) of our findings included in our reports relating to autoclave results and metallurgical analyses on the Clarkdale Slag Project and to chain of custody surface and bulk sample metallurgical analyses on the Searchlight Gold Project (the “Reports”). We concur with the discussion and summary of our Reports as they appear in the 10-K and consent to our being named as an expert therein.

ARRAKIS, INC.

By:	/s/ JAMES MURRAY
James R. Murray
President

Dated: March 28, 2014